[GRAPHIC OMITTED]

                                       News Release
#06-03                                 CONTACT:
                                       Doug Dean
                                       Director, Investor Relations
                                       B/E Aerospace, Inc.
                                       (561) 791-5000 ext. 1450



          B/E AEROSPACE REPORTS FOURTH QUARTER 2005 FINANCIAL RESULTS;
      RECORD REVENUES OF $223 MILLION UP 18 PERCENT, DILUTED EPS OF $0.96;
                       RECORD BACKLOG REACHES $1.1 BILLION

       WELLINGTON, FL, February 3, 2006 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced fourth quarter and full year financial results for 2005.


HIGHLIGHTS

   o   Record fourth quarter revenues of $223 million were up 18% organically.
   o Fourth quarter operating earnings of $24.2 million were 48 percent higher than the same period in the prior year. Fourth quarter operating margin of 10.9 percent expanded by 230 basis points versus the same period in the prior year. Excluding charges related to the accelerated vesting of employee stock options and hurricane-related costs, operating earnings were $26.6 million or 11.9 percent of sales.
   o Net earnings for the quarter were $62.1 million or $0.96 per diluted share and include a one-time tax benefit of approximately $52 million associated with the recognition of the company's domestic deferred tax asset. Excluding the tax benefit, net earnings and earnings per diluted share were $10.2 million and $0.16, respectively. Excluding the tax benefit and one time items, net earnings and earnings per diluted share were $11.9 million and $0.18, respectively.
   o Record backlog at December 31, 2005 stood at $1.1 billion, an increase of approximately 57 percent from backlog at December 31, 2004. Bookings for the quarter and year ended December 31, 2005 were in excess of $300 million and $1.2 billion, respectively.
   o Record full year 2005 revenues and diluted earnings per share were $844 million and $1.39, respectively, and exclusive of the tax benefit, net earnings and earnings per diluted share were $32.7 million and $0.54, and exclusive of the tax benefit and one time items were $34.4 million and $0.57, respectively.

                                                                               2
FOURTH QUARTER PERFORMANCE

       For the fourth quarter, consolidated sales were $222.9 million, a $33 million or 17.6 percent increase over the fourth quarter of 2004.

       Operating earnings for the fourth quarter of 2005 of $24.2 million increased by 48 percent as compared to the same period last year and include the $1.2 million impact of the accelerated vesting of employee stock options, and hurricane-related costs and expenses of approximately $1.2 million. Excluding these one time items, operating earnings and the operating margin for the quarter would have been $26.6 million and 11.9 percent, respectively. The operating margin of 10.9 percent in the fourth quarter of 2005 was 230 basis points greater than the operating margin realized in the fourth quarter of 2004. The substantial increase in operating earnings was driven by continued revenue and earnings growth at each of B/E's commercial aircraft, distribution and business jet segments.

       Interest expense for the fourth quarter of 2005 of $14.4 million was $2.3 million lower than interest expense recorded in the same period in the prior year. Interest expense decreased in the fourth quarter of 2005 as a result of the early retirement of $200 million of senior subordinated notes during the fourth quarter of 2004.

       The company accelerated the recognition of its domestic deferred tax asset during the fourth quarter of 2005, resulting in a tax benefit of approximately $51.9 million. The deferred tax asset was recorded as a result of the company's improving financial performance and outlook, as well as the expected $20 million reduction in interest expense arising from the redemption of $250 million of the company's 8% senior subordinated notes, which occurred in January 2006.

       Net earnings for the fourth quarter were $62.1 million or $0.96 per diluted share, increases of $71.4 million and $1.13 per diluted share as compared to 2004.

       This release contains certain non-GAAP financial measures. For an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measure see page 13.

FOURTH QUARTER SEGMENT DISCUSSION

       Net sales by segment were as follows:
                                                   NET SALES
                             ---------------------------------------------------
                                        Three Months Ended December 31
                                                ($ in millions)
                             ---------------------------------------------------
                                                                      Percent
                                 2005          2004       Change       Change
                             ---------------------------------------------------
   Commercial aircraft         $145.4        $133.5        $11.9         8.9%
   Distribution                  42.9          36.7          6.2        16.9%
   Business jet                  34.6          19.4         15.2        78.4%
                             ---------------------------------------------------
   Total                       $222.9        $189.6        $33.3        17.6%

       The Commercial Aircraft Segment ("CAS") generated revenues of $145.4 million in the fourth quarter of 2005, up 8.9 percent versus the same period in the prior year, primarily due to a higher sales volume of commercial aircraft passenger cabin equipment, as well as engineering, integration and certification services. The distribution segment delivered strong revenue growth of 16.9 percent in the fourth quarter of 2005, driven by a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. In the business jet segment, revenues increased by 78.4 percent in the fourth quarter of 2005, reflecting a substantial increase in shipments of super first class products and the ongoing recovery of the business jet industry.

       The following is a summary of the change in operating earnings by segment:
                                              OPERATING EARNINGS
                             ---------------------------------------------------
                                        Three Months Ended December 31
                                                ($ in millions)
                             ---------------------------------------------------
                                                                      Percent
                                 2005          2004       Change       Change
                             ---------------------------------------------------
   Commercial aircraft          $13.7          $9.6         $4.1        42.7%
   Distribution                   8.4           6.4          2.0        31.3%
   Business jet                   2.1           0.3          1.8       600.0%
                             ---------------------------------------------------
   Total                        $24.2         $16.3         $7.9        48.5%


       CAS operating earnings of $13.7 million increased by 42.7 percent versus the same period in the prior year, reflecting a 34.5 percent incremental operating margin on an 8.9 percent increase in sales. CAS operating margin for the quarter expanded to 9.4 percent, a 220 basis point improvement over the same period in the prior year. The CAS margin expansion was primarily the result of an improved mix of products sold, ongoing manufacturing efficiencies and operating leverage at the higher level of sales, offset somewhat by the accelerated vesting of stock options. CAS backlog at year-end 2005 reached another record level.

       The distribution segment generated revenues of $42.9 million in the fourth quarter of 2005, up 16.9 percent versus the same period in the prior year, notwithstanding downtime due to fourth quarter hurricane activity. Operating earnings at the distribution segment in the fourth quarter of 2005 were $8.4 million, 31.3 percent higher than the same period last year and represented a 19.6 percent operating margin. The distribution segment's strong operating performance was in spite of lost sales and overtime, weekend and expedite costs due to hurricane activity in the fourth quarter.

       The business jet segment generated fourth quarter revenues of $34.6 million, up 78.4 percent as compared to the fourth quarter of 2004. Operating earnings at the business jet segment during the quarter of $2.1 were $1.8 million higher than operating earnings in the same period last year. The substantial increase in operating earnings reflects the higher level of revenues associated with increased production volumes in the new super first class product line and an improving business jet industry. The business jet segment's strong operating performance was in spite of five lost days of operations and significant overtime and expedite costs due to hurricane activity in the fourth quarter of 2005.


FULL YEAR 2005 RESULTS

       B/E reported consolidated revenues of $844.1 million representing 15.1 percent organic growth over the prior year. Gross profit for 2005 was $295.6 million, an increase of $56.9 million or 23.8 percent versus 2004, as gross margin expanded by 250 basis points to 35.0 percent. Operating earnings of $93.6 million for 2005 were up 45.3 percent versus the prior year primarily due to the
15.1 percent increase in revenues and a 230 basis point expansion in operating margin to 11.1 percent of sales. The 45 percent increase in operating earnings was achieved in spite of substantially higher product development and marketing expenditures to support the record level of orders and backlog. Interest expense of $59.3 million in 2005 decreased by $16.8 million as compared to 2004. Earnings before taxes were $34.3 million, a $54.8 million improvement versus the prior year. In December 2005, the company recognized its domestic deferred tax asset which resulted in a tax benefit of $51.9 million in 2005 versus $1.5 million of tax expense in the prior year. Net earnings in 2005 were $84.6 million or $1.39 per diluted share, increases of $106.6 million and $1.92 per diluted share versus 2004. Net earnings per diluted share exclusive of the tax benefit were $0.54, (and exclusive of the tax benefit and one time items net earnings per diluted share were $0.57 for the full year.)

       Net sales by segment were as follows:
                                                   NET SALES
                             ---------------------------------------------------
                                            Year Ended December 31,
                                                ($ in millions)
                             ---------------------------------------------------
                                                                      Percent
                                 2005          2004       Change       Change
                             ---------------------------------------------------
   Commercial aircraft         $550.0        $514.1        $35.9         7.0%
   Distribution                 173.9         144.2         29.7        20.6%
   Business jet                 120.2          75.2         45.0        59.8%
                             ---------------------------------------------------
   Total                       $844.1        $733.5       $110.6        15.1%


       CAS generated revenues of $550.0 million in 2005, up $35.9 million or 7.0 percent versus 2004, driven by a higher sales volume of commercial aircraft cabin interior equipment sales, as well as engineering, integration and certification services. The distribution segment generated revenues of $173.9 million during 2005, up $29.7 million or 20.6 percent versus 2004, driven by a broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains. The business jet segment generated revenues during 2005 of $120.2 million, up $45.0 million or 59.8 percent, reflecting the increased shipments of super first class products and the ongoing recovery of the business jet industry.

       The following is a comparison of operating earnings by segment:

                                              OPERATING EARNINGS
                             ---------------------------------------------------
                                            Year Ended December 31,
                                                ($ in millions)
                             ---------------------------------------------------
                                                                      Percent
                                 2005          2004       Change       Change
                             ---------------------------------------------------
   Commercial aircraft          $50.9         $39.8        $11.1        27.9%
   Distribution                  34.9          25.9          9.0        34.7%
   Business jet                   7.8         (1.3)          9.1        NM
                             ---------------------------------------------------
   Total                        $93.6         $64.4        $29.2        45.3%


       CAS generated operating earnings of $50.9 million during 2005, up $11.1 million or 27.9 percent versus 2004, which represented a 30.9 percent incremental operating margin. CAS operating margin for 2005 was 9.3 percent, up 160 basis points versus the prior year, reflecting the improved product mix and ongoing manufacturing efficiencies. The distribution segment generated operating earnings of $34.9 million during 2005, up $9.0 million or 34.7 percent which represented a 30.3 percent incremental operating margin, as operational productivity increased 10 percent versus the prior year. The business jet segment generated operating earnings of $7.8 million during 2005, up $9.1 million versus the prior year. The business jet segment's 2005 incremental operating margin of 20.2 percent reflects the initial shipments of super first class products along with the incremental operating costs associated with hurricane activity during the fourth quarter of 2005.

RECENT EQUITY OFFERING, DEBT PREPAYMENT, LIQUIDITY AND CASH FLOW MEASURES

       In December 2005, the company successfully raised approximately $265 million in cash from the sale of 14.9 million shares of common stock. The company used the proceeds in January 2006 to redeem all of its $250 million of senior subordinated notes due 2008.

       At December 31, 2005, the company's net debt-to-net capital ratio was
36.2 percent. Net debt at December 31, 2005 stood at $322.9 million, which represents total debt of approximately $678.9 million, less cash and cash equivalents, reflecting the proceeds from the December 2005 common stock offering, of approximately $356.0 million. After giving effect to the January 2006 redemption of $250 million of senior subordinated notes, at December 31, 2005, total debt was approximately $429 million, with cash and cash equivalents of approximately $99 million.

       At December 31, 2005, there were no bank borrowings outstanding and no principal payments are due on the company's long-term debt until 2010. Depreciation and amortization for the three months ended December 31, 2005 and 2004 were $6.9 million and $7.4 million, respectively; such amounts for the years ended December 31, 2005 and 2004 were $28.6 million and $28.4 million, respectively. Capital expenditures for the years ended December 31, 2005 and 2004 were $16.9 million and $14.5 million, respectively.

RECENT PROGRAM WINS AND RECORD BACKLOG BOLSTER OUTLOOK

       The company generated record bookings and backlog during 2005 driven primarily by aftermarket orders from international carriers for premium class retrofits of their long-haul wide-body aircraft. Bookings for the year of approximately $1.2 billion were up over $300 million or 33% versus the prior year and drove the company's backlog to a record $1.1 billion, representing a 57% increase over the 2004 backlog of $700 million.


       "The company's record bookings and backlog performance during 2005 was due to the strength of the international premium class retrofit market, market share gains made possible by our ongoing investments in new product development and through the coordinated execution of our account management and business unit management teams. We successfully introduced our super first class product offerings during 2005. Our product innovation capabilities and solid execution were instrumental as we established ourselves as the industry leader in this rapidly growing new market. Importantly, many of the major program awards during 2005 also represent significant market share gains with some of the world's largest airlines, all of which have large fleets of twin-aisle international aircraft. We expect these program awards to expand our market shares, as these programs begin to deliver in 2006 and beyond, as our customers begin to take delivery of larger numbers of new aircraft, and as they expand their existing retrofit programs to address their coach class cabins," commented Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.


       Significant program wins for 2005 included:

   o A British Airways $150 million+ fleet-wide business class retrofit program covering all long-haul aircraft
   o A $155 million retrofit program for a major international airline covering both wide-body premium and premium coach cabins, and program integration services
   o A $100 million super first class program for Emirates Airlines for their A380 and B777 aircraft
   o A Qantas Airways $90 million retrofit covering B747 business class plus first class and business class on A380 aircraft
   o There were also a number of additional significant programs for Air France, Lufthansa, Japan Airlines, and Korean Airlines, all among the largest airlines in the world.


       "We are particularly encouraged by the continued strong RFQ activity and ongoing discussions with our customers. Virtually every major international airline is either in the process of upgrading the premium class compartments of their international fleets of twin-aisle aircraft or are in discussions to do so. The upgrade discussions include reconfiguration and integration engineering programs, premium class seating, food and beverage preparation and storage equipment and mood lighting products. Additionally, the international airlines are now beginning to address not only their coach compartment retrofit needs but also their premium class and coach class requirements for their new buy wide-body aircraft. Cabin interiors for wide-body aircraft require five to eight times the dollar value of the cabin interior equipment used to outfit narrow-body aircraft. Industry experts anticipate that Boeing and Airbus will ship approximately 950 wide-body and super wide-body aircraft over the four year period from 2007 through 2010. The scheduled deliveries of these wide-body aircraft coupled with the strong demand for aftermarket retrofit programs and the continued recovery in the business jet sector bode well for continued strong revenue growth for at least the next three years," concluded Mr. Khoury.


FINANCIAL GUIDANCE


       Financial guidance is now as follows:

   o For 2006, management expects organic revenue growth of approximately 20% to about $1 billion, operating earnings growth of approximately 40% driven by the higher level of sales and an approximate 200 basis point expansion in operating margin, and EPS of approximately $1.12 per diluted share, with first quarter EPS of approximately $0.15 (including debt extinguishment costs of $1.8 million).


   o For 2007, revenues are expected to grow at a double digit rate, and operating earnings are expected to grow by approximately 35 percent driven by strong revenue growth and a further significant expansion in operating margin.


       This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                                                               8
       About B/E Aerospace, Inc.

       B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.

                                                                               9
                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                       THREE MONTHS ENDED
                                                --------------------------------
                                                 December 31,      December 31,
(In millions, except per share data)                 2005              2004
--------------------------------------------------------------------------------
Net sales                                          $222.9            $189.6
Cost of sales                                       144.7             126.4
                                                   ------            ------
Gross profit                                         78.2              63.2
   Gross margin                                      35.1%             33.3%
Operating expenses:
   Selling, general and administrative               38.6              30.8
   Research, development and engineering             15.4              16.1
                                                   ------            ------
Total operating expenses                             54.0              46.9
                                                   ------            ------
Operating earnings                                   24.2              16.3
   Operating margin                                  10.9%              8.6%
Interest expense, net                                14.4              16.7
Loss on debt extinguishment                            --               8.8
                                                   ------            ------
Earnings (loss) before income taxes                   9.8              (9.2)
Income tax (benefit) provision                      (52.3)              0.1
                                                   ------            ------
   NET EARNINGS (LOSS)                             $ 62.1            $ (9.3)
                                                   ======            ======
   NET EARNINGS (LOSS) PER COMMON SHARE
      Basic                                        $ 0.99            $(0.17)
                                                   ======            ======
      Diluted                                      $ 0.96            $(0.17)
                                                   ======            ======
Common shares:
      Basic
         Weighted average                            63.0              55.2
         End of period                               74.3              56.6
      Diluted
         Weighted average                            64.9              55.2
         End of period                               76.2              56.6

                                                                              10
                                       *T*

                               B/E Aerospace, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (unaudited)

                                                           YEAR ENDED
                                                --------------------------------
                                                 December 31,      December 31,
(In millions, except per share data)                 2005              2004
--------------------------------------------------------------------------------
Net sales                                          $844.1            $733.5
Cost of sales                                       548.5             494.8
                                                   ------            ------
Gross profit                                        295.6             238.7
   Gross margin                                      35.0%             32.5%
Operating expenses:
   Selling, general and administrative              136.4             119.2
   Research, development and engineering             65.6              55.1
                                                   ------            ------
Total operating expenses                            202.0             174.3
                                                   ------            ------
Operating earnings                                   93.6              64.4
   Operating margin                                  11.1%              8.8%
Interest expense, net                                59.3              76.1
Loss on debt extinguishment                            --               8.8
                                                   ------            ------
Earnings (loss) before income taxes                  34.3             (20.5)
Income tax (benefit) provision                      (50.3)              1.5
                                                   ------            ------
   NET EARNINGS (LOSS)                             $ 84.6            $(22.0)
                                                   ======            ======
   NET EARNINGS (LOSS) PER COMMON SHARE
      Basic                                        $ 1.44            $(0.53)
                                                   ======            ======
      Diluted                                      $ 1.39            $(0.53)
                                                   ======            ======
Common shares:
      Basic
         Weighted average                            58.8              41.7
         End of period                               74.3              56.6
      Diluted
         Weighted average                            60.8              41.7
         End of period                               76.2              56.6

                                                                              11
                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                                 December 31,      December 31,
                                                     2005              2004
                                                --------------    --------------
ASSETS

Current assets:
   Cash and cash equivalents                       $  356.0          $   76.3
   Accounts receivable, net                           131.9              91.6
   Inventories, net                                   223.7             197.8
   Other current assets                                15.1              13.4
                                                   --------          --------
     Total current assets                             726.7             379.1
Long-term assets                                      699.8             645.7
                                                   --------          --------
                                                   $1,426.5          $1,024.8
                                                   ========          ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                          $  170.8          $  154.1
Long-term liabilities                                 686.1             687.9
                                                   --------          --------
                                                      856.9             842.0
Total stockholders' equity                            569.6             182.8
                                                   --------          --------
                                                   $1,426.5          $1,024.8
                                                   ========          ========

                                                                              12
                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                           YEAR ENDED
                                                --------------------------------
                                                 December 31,      December 31,
                                                     2005              2004
                                                --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)                              $ 84.6            $(22.0)
  Adjustments to reconcile net earnings
   (loss) to net cash flows provided by
   operating activities:
     Depreciation and amortization                   28.6              28.4
     Provision for doubtful accounts                  0.5               1.0
     Non-cash employee benefit plan contributions     2.9               2.3
     Loss on disposal of property and equipment       1.0                --
     Loss on debt extinguishment                       --               8.8
     Share-based compensation expense                 1.2                --
     Deferred income taxes                          (51.9)               --
     Excess tax benefits from share-based payments   28.0                --
Changes in operating assets and liabilities, net
 of acquisitions                                    (82.3)            (18.2)
                                                   ------            ------
  Net cash flows provided by operating activities    12.6               0.3
                                                   ------            ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                              (16.9)            (14.5)
  Proceeds from sale of property and equipment         --               0.5
  Acquisitions, net of cash acquired                   --             (12.5)
  Other, net                                          1.6              (0.3)
                                                   ------            ------
Net cash flows used in investing activities         (15.3)            (26.8)
                                                   ------            ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of stock, net of
   expenses                                         285.1             162.3
  Payment of debt origination costs and
   repayment costs                                     --              (6.3)
  Principal payments on long-term debt               (0.9)           (202.0)
                                                   ------            ------
Net cash flows provided by (used in) financing
 activities                                         284.2             (46.0)
                                                   ------            ------
Effect of exchange rate changes on cash flows        (1.8)              1.2
                                                   ------            ------
Net increase (decrease) in cash and cash
 equivalents                                        279.7             (71.3)

Cash and cash equivalents at beginning of year       76.3             147.6
                                                   ------            ------
Cash and cash equivalents at end of year           $356.0            $ 76.3
                                                   ======            ======

                                                                              13
                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In the fourth quarter of 2005, the company incurred a one time charge of $1.2 million related to the accelerated vesting of employee stock options and $1.2 million of costs related to lost sales, overtime, weekend costs and expedite costs due to hurricane activity during the fourth quarter of 2005 (together, the "one time items"). In addition, in the fourth quarter of 2005, the company accelerated the recognition of its domestic deferred tax asset, resulting in a tax benefit of approximately $51.9 million (the "tax benefit"). The deferred tax asset was recorded as a result of the company's improving financial performance and outlook as well as the expected $20 million reduction in interest expense arising from the January 2006 redemption of $250 million of the company's 8% senior subordinated notes.

This release includes (i) operating earnings and operating margin adjusted to exclude the one time items, (ii) net earnings and net earnings per diluted share adjusted to exclude the tax benefit, and (iii) net earnings and net earnings per diluted share adjusted to exclude the tax benefit and the one time items. These financial measures are all non-GAAP financial measures as defined by the Securities and Exchange Commission in Regulation G. We use each of the aforementioned financial measures to evaluate our operating earnings, operating margin, net earnings, and net earnings per diluted share as compared to prior periods and to assess trends in the operational strength and performance of our business. We believe these financial measures are relevant and useful for investors because they allow investors to have a better understanding of our operating performance and makes it easier to compare our operating performance to our operating performance in prior periods that were not affected by the one time items and the tax benefit.

These financial measures should not be viewed as a substitute for or superior to operating earnings, operating margin, net earnings or net earnings per diluted share or other data prepared in accordance with GAAP as a measure of our operating performance. The financial measures are not prepared using GAAP.

Pursuant to the requirements of Regulation G, we provide the following table which reconciles adjusted operating earnings, operating margin, net earnings, and net earnings per diluted share to the most directly comparable GAAP measure.



                                                           Quarter     Year
           (In millions, except per share data)            ended       ended
                                                       -------------------------
                                                           December 31, 2005
                                                       -------------------------
Operating earnings as reported                             $24.2       $93.6
  Operating margin as reported (1)                          10.9%       11.1%
Costs associated with accelerated vesting of employee
stock options                                                1.2         1.2
Hurricane-related costs                                      1.2         1.2
                                                           -----       -----
Operating earnings as adjusted                             $26.6       $96.0
                                                           =====       =====
  Operating margin as adjusted                              11.9%       11.4%

Net earnings as reported                                   $62.1       $84.6
Less tax benefit associated with recognition of domestic
deferred tax asset                                         (51.9)      (51.9)
                                                           -----       -----
Net earnings as adjusted for tax benefit                   $10.2       $32.7
                                                           =====       =====
Net earnings per diluted share as adjusted for tax
benefit                                                    $0.16       $0.54
                                                           =====       =====
Net earnings as reported                                   $62.1       $84.6
Less tax benefit associated with recognition of domestic
deferred tax asset                                         (51.9)      (51.9)
Costs associated with accelerated vesting of employee
stock options                                                1.2         1.2
Hurricane-related costs                                      1.2         1.2
Income tax expense related to one time items                (0.7)       (0.7)
                                                           -----       -----
Net earnings adjusted for tax benefit and one time items   $11.9       $34.4
                                                           =====       =====
Net earnings per diluted share adjusted for tax benefit
and one time items                                         $0.18       $0.57
                                                           =====       =====


(1) Operating margin is operating earnings as a percentage of net sales


                                      # # #